2009 STOCK OPTION PLAN

SECTION 1
INTRODUCTION

1.1           Establishment. Mantra Venture Group Ltd. (the “Company”), a British Columbia corporation, hereby establishes the 2009 Stock Option Plan (the “Plan”) for employees, consultants, directors, and other persons associated with the Company whom the director of the Company wishes to incentivize. Mantra Venture Group Ltd. together with its “affiliated corporations”, as defined in Section 2.1 hereafter, are referred to as the “Company”, except where the context otherwise requires.

1.2           Purposes. The purposes of this Plan are to (i) attract and retain the best available personnel for positions of responsibility within the Company (ii) provide incentives to employees, officers, and management of the Company, (iii) provide Directors, Consultants and Advisors of the Company with an opportunity to acquire a proprietary interest in the Company to encourage their continued provision of services to the Company, and to provide such persons with incentives and rewards for superior performance more directly linked to the profitability of the Company's business and increases in shareholder value, and (iv) generally to promote the success of the Company's business and the interests of the Company and all of its Shareholders, through the grant of options to purchase shares of the Company's Common Shares.

Incentive benefits granted hereunder may be either Incentive Share Options, Non-qualified Share Options, Share awards, Restricted Share or cash awards.  The types of options or other incentives granted shall be determined by the Directors or the Compensation Committee and reflected in the terms of written agreements.

SECTION 2
DEFINITIONS

2.1           Definitions.  The following terms will have the meanings set forth below:

“Affiliated Corporation” means any corporation or other entity (including, but not limited to, a partnership) that is affiliated with the Company through Shares ownership or otherwise.

“Code” means the Income Tax Act of Canada, as it may be amended form time to time, or the US Internal Revenue Code of 1986, and as appropriate to the context and as applies to the Eligible Participant.

“Directors” means the sole director or the directors of the Company as the case may be.

“Effective Date” means the effective date of the Plan, which will be the date on which the Company’s board of directors accepts the Plan.

“Eligible Participants”   mean any employees (including, without limitation, all officers), directors, consultants and any other persons whom the Directors wish to incentivize to contribute to the fortunes of the Company and permitted by law or policy to receive options.

“Fair Value” means the value of Shares as determined by the Directors acting in good faith and in its sole discretion in accordance with this Agreement.  Notwithstanding the above, if the Shares is actively traded in an established Shares or quotation market, “Fair Value” will mean the officially quoted closing price of the Shares on such exchange (a “National Exchange”) on a particular date selected by the Directors in establishing the purchase price of Shares of the Option.

“Non-Statutory Option” means an Option granted under this Plan in accordance with the requirements of the Code, as amended from time to time.

“Option” means a right to purchase a Share under this Plan at a stated price for a specified period of time.

“Option Price” means the price per Option as set out in the Option Agreement.

“Option Holder” means an Eligible Participant designated by the Directors from time to time during the term of the Plan to receive one or more Options under the Plan.

“Plan Limit” shall have the meaning set forth in section 4.1.

“Share” or “Shares” means a common share in the capital of the Company.

2.2   Gender and Number.  Except where otherwise indicated by the context, the masculine gender also will include the feminine gender, and the definition of any term herein in the singular also will include the plural.

2.3   Currency. All references to money or “$” refer to US dollars.

SECTION 3
PLAN ADMINISTRATION

3.1           Directors.   The Directors will administer the Plan.  In accordance with the provisions of the Plan, the Directors will, in accordance with policies ordered by the Directors but in the absence of Directors direction in its sole discretion, select the Eligible Participants to whom Options will be granted, the form of each Option, the amount of each Option, and any other terms and conditions of each Option as the Directors may deem necessary and consistent with the terms of the Plan.  The Directors will determine the form or forms of the agreements with Option Holders.  The agreements will evidence the particular provisions, terms, conditions, rights and duties of the Company and the Option Holders with respect to Options granted pursuant to the Plan, which provisions need not be identical except as may be provided herein.  The Directors may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company.  The Directors may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it may deem expedient and it will be the sole and final judge of such expediency.  No member of the Directors will be liable for any action or determination made in good faith, and all members of the Committee will, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.  The determinations, interpretations and other actions of the Directors pursuant to the provisions of the Plan will be binding and conclusive for all purposes and on all persons.

SECTION 4
STOCK SUBJECT TO THE PLAN AND EXCEPTIONS

4.1           Plan limit.  A maximum of 1,000,000 Options (“Plan Limit”) are authorized for issuance under the Plan in accordance with the provisions of the Plan.  Shares that are issued upon the exercise of Options will be deducted from the Plan Limit and such Plan Limit shall not be increased without approval of the Directors or, if shareholders of the Company have so required, without approval of the shareholders of the Company.  While any Options are outstanding, the Company will retain as authorized and unissued Shares at least the number of Shares from time to time required under the provisions of the Plan or otherwise assure itself of its ability to perform its obligations hereunder.

4.2           Unused and Forfeited Shares.  Any Shares that are subject to an Option under this Plan that are not used because the terms and conditions of the Option are not met or any Shares that are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised or any Shares retained by the Company for any purpose of this Plan automatically will be returned to the Plan Limit and become available for again for use under the Plan.

4.3           Adjustments for Share Split, Share Dividend, Etc.  If the Company at any time increases or decreases the number of its outstanding Shares, or changes in any way the rights and privileges of such Shares by means of the Payment of a Share dividend or any other distributions, or through a Share split, subdivision, consolidation, combination, reclassification or recapitalization involving the Shares, then, in relation to the Shares that is affected by the above events, the provisions of this Section 4.3 will apply.  In such event, the numbers, rights and privileges of the following will be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and non-assessable at the time of such event:

(i)           adjustment to the Share as to which Options may be granted under the Plan; and

(ii)           adjustment to the exercise price of each outstanding Option granted hereunder.

4.4           General Adjustment Rules.  If any adjustment or substitution provided for in this Section 4 will result in the creation of a fractional Share under any Option, the number of Shares subject to the Option will be rounded to the next higher Share.

4.5        Determination by Directors, Etc.  Adjustments under this Section 4 will be made by the Directors, whose determinations with regard thereto will be final and binding upon all parties.

4.6           Options Exceptional to Plan.  With the concurrence of the Directors, the Directors may grant Options outside the Plan or within the Plan but in excess of the Plan Limit, such that the available Plan Limit is not diminished, for exceptional circumstances or to acquire or retain personnel or achieve important goals or strategic targets considered important to the Company but which cannot reasonably be fit into the Plan Limit or the Plan due to insufficiency of available Plan Options, legal impediments whereby the recipient cannot or is best not included in the Plan, or other purposes or reasons considered appropriate to the Directors.

SECTION 5
REORGANIZATION OR LIQUIDATION

5.1           Reorganization and Options.   In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and that does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or control of the outstanding voting Shares of the Company is acquired by any other corporation, business entity or person (other than by a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business of businesses formerly conducted by the Company), or in case of a reorganization or liquidation of the Company, the Directors will have the power and discretion to prescribe the terms and conditions for the exercise or modification of any outstanding Options granted hereunder.  By way of illustration, and not by way of limitation, the Directors may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring cooperation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that currently is exercisable) in cancellation thereof.  The Directors may provide that Options must be exercised in connection with the closing of such transaction and that if not so exercised such Options will expire.  Any such determinations by the Directors may be made generally with respect to all Option Holders, or may be made on a case-by-case basis with respect to particular Option Holders.  The provisions of this Section 5 will not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital Shares.  Any determination by the Directors hereunder shall not amend the terms of any Option without the consent of the Option Holder unless, in the opinion of the Committee acting reasonably, such amendment is necessary to permit the alterations to the Company to be effected and such is in the interest of shareholders generally.

SECTION 6
STOCK OPTIONS

6.1           Grant of Options.  An Eligible Participant may be granted one or more Options.  Options granted under the Plan will be Non-Statutory Options.

6.2           Option Agreements.  Each Option granted under the Plan will be evidenced by a written option agreement (the “Option Agreement”) that will be entered into by the Company and the Eligible Participant to whom the Option is granted (the “Option Holder”), and will be deemed to contain the following terms and conditions, unless other terms and conditions inconsistent therewith have been entered into the Option Agreement.  In the event of inconsistency between the provisions of the Plan and any Option Agreement entered into, the provisions of the Option Agreement will be considered to have been determined to be exceptional from the below and such Option Agreement shall govern where not inconsistent with law.  However, the provisions of the Plan will govern where the agreement omits to provide for a matter governed by the Plan and the agreement will not be incomplete nor unenforceable if it fails to provide for a matter provided by the terms of this Plan as such shall be incorporated by reference:

(a) Number of Shares.  Each Option Agreement will state that it covers a specified number of Shares, as determined by the Directors and the agreement.  If the agreement fails to state the number then it shall be the number set forth in the minutes of the Directors.

(b) Price.  The price at which each Share covered by an Option may be purchased will be determined by the Directors and set forth in the Option Agreement.  Where the price shall be omitted the price shall be the Fair Market Value of the Shares on the date set forth at the beginning of the Option Agreement.

(c) Vesting Period.  Each Option will vest three years from date of granting of the Option.

(d) Duration of Options.  Each Option Agreement will state the period of time within which the Option may be exercised by the Option Holder (the “Option Period”).  The Option Period shall expire not more than three years from the date an Option is granted.

(e) Termination of Employment, Death, Disability Etc.  Except as otherwise determined by the Directors, each Option Agreement will provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option Holder:

(i) Termination.   If the Option Holder’s employment or office with the Company is terminated within the Option Period for cause, as determined by the Company in its sole discretion, or if the Option Holder resigns without appropriate or agreed notice and agreed termination terms, the Option will be void for all purposes immediately upon notice of termination or resignation, as the case may be, unless otherwise agreed solely at the discretion of the Company.  Unless specified in an engagement agreement, “cause” means a material violation, as determined by the Company, of the Company’s established policies and procedures and the terms of engagement and a failure to rectify within 15 days of notice.  If the Option Holder is terminated for another reason, not provided for below or in the engagement agreement or the Option Agreement, then the Option shall be exercisable, as to the vested portion only on the date of termination, for a period of 7 days after termination, except as otherwise permitted by the sole discretion of the Directors but not to exceed the Option Period.  The effect of this Section will be limited to determining the consequences of a termination and nothing in this Section will restrict or otherwise interfere with the Company’s discretion with respect to the termination of any Employee.

(ii) Death or Disability.   If the Option Holder’s employment with the Company is terminated within the Option Period because of the Option Holder’s death or disability the Option will remain exercisable, to the extent that it was vested and exercisable on the date of the Option Holder’s death or disability, for a period of six months after such date; provided, however, that in no event may the Option be exercised after the expiration of the Option Period.

(iii) Non-Employees or non-Office Holders.   For all purposes under this Section, an Eligible Participant who is not an Employee or office holder of the Company will be considered to have a termination at the conclusion of the relevant contract or upon notice by the Company of termination for default or breach of agreement.  If the contract is terminated for breach or default then the Option shall terminate immediately.  Otherwise the Option shall terminate in accordance with its terms or section 6.2(d) above.

(f) Transferability of Option.   Each Option Agreement will provide that the Option and exercise rights granted therein are not transferable or subject to assignment or lien for security purposes by the Option Holder except to the Option Holder’s legal representative, his estate, a family corporation or personal holding corporation, a bona fide lender or in such other circumstance as the Directors may approve in its sole discretion, which may be exercised contrary without reason.  Each assignment of an interest in an Option must be approved before such will be enforceable.

(g)  Exercise, Payments, Etc.   Unless otherwise provided by the Option Agreement the method for exercising the Option granted will be by delivery to the office of the Company of written notice specifying the particular Option (or portion thereof) that is being exercised and the number of Shares with respect to which such Option is exercised, together with payment of the Option Price.  The exercise of the Option will be deemed effective upon actual receipt of such notice and payment to the Company of the Option Price in a form satisfactory to the Company, acting reasonably.  The purchase of such Shares will take place at the principal offices of the Company upon delivery of such notice.  A properly executed certificate or certificates representing the Shares will be issued by the Company and delivered to the Option Holder with reasonable dispatch.  Unless restricted by the Option Agreement, the exercise price shall be paid by any of the following methods or any combination of the following methods:

(i) in cash;

(ii) by cashier’s check, certified cheque, or other acceptable banker’s note payable to the order of the Company;

(iii)   by net exercise notice whereby the Option Holder will authorize the return to the Plan pool, and deduction from the Option Holder’s Option, of sufficient Option Shares whose net value (Fair Value less Option exercise price) is sufficient to pay the Option Price of the Shares exercised. The Fair Value of the Shares of the Option to be returned to the Plan pool as payment will be determined by the closing price of the Company’s Shares on the date notice is delivered;

(iv) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions (referred to in the industry as ‘delivery against payment’) to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Shares or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

(v) such other method as the Option Holder and the Directors may determine as adequate including delivery of acceptable securities (including securities of the Company), set-off for wages or invoices due, property, or other adequate value.

In the discretion of the Directors, the Company may grant a loan or guarantee a third-party loan obtained by an Option Holder to pay part or all of the Option Price of the Shares provided that such loan or the Company’s guaranty is secured by the Shares.

(h) Date of Grant.  An Option will be considered as having been granted on the date specified in the grant resolution of the Directors.

6.3           Shareholder Privileges.  Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder will have no rights as a Shareholder with respect to any Shares subject to any Option granted to such person under this Plan and, until the Option Holder becomes the holder of the record of such Shares, no adjustments, other than those described in Section 4, will be made for dividends or other distributions or other rights to which there is a record date preceding the date such Option Holder becomes the holder of record of such Shares.

SECTION 7
RIGHTS OF EMPLOYEES AND OPTION HOLDERS

7.1           Employment.  Nothing contained in the Plan or in any Option will confer upon any Eligible Participant any right with respect to the continuation of employment by the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such Eligible Participant form the rate in existence at the time of the grant of an Option.

SECTION 8
GENERAL RESTRICTIONS

8.1           Investment representations.  The Company may require any person to whom an Option is granted, as a condition of exercising such Option or receiving Shares under the Option, to give written assurances, in substance and form satisfactory to the Company and its counsel, to the effect that such person is acquiring the Shares subject to the Option for his own account for investment and not with any present intention of selling and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state and provincial securities laws.  Legends evidencing such restrictions may be placed on the certificates evidencing the Shares.

8.2           Compliance with Securities Laws.  Each Option will be subject to the requirement that if at any time counsel to the Company determines that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state, provincial or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval will have been effected or obtained on conditions acceptable to the Directors.  Nothing herein will be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

SECTION 9
OTHER EMPLOYEE BENEFITS

9.1           Benefits and Taxes.   The amount of any compensation deemed to be received by an Option Holder as a result of the exercise of an Option will not constitute “earnings” with respect to which any other employee benefits of such Option Holder are determined, including, without limitation, benefits under any pension, profit sharing, life insurance or salary continuation plan.  Any taxable consequences of any Option are entirely the responsibility of the Option Holder and no contribution shall be required of the Company and, further, if the Company should suffer liability for unpaid taxes of an Option Holder then the full amount of such shall be a debt of the Option Holder to the Company payable immediately and for which the Company may seek judgment and, before judgment or process, may set-off against any amounts due to the Option Holder or may recover, again before judgment or process, by exercise of any Options of the Option Holder on the Option Holder’s behalf, at the discretion of the Directors.

SECTION 10
PLAN AMENDMENT, MODIFICATION AND TERMINATION

10.1           Amendment.   The Directors may at any time terminate and, from time to time, may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the Shareholders where Shareholder approval is required to enable the Plan to satisfy any applicable statutory requirements, or if the Company, on the advice of counsel, determines that Shareholder approval otherwise is necessary or desirable.

No amendment, modification or termination of the Plan will in any manner adversely affect any Options theretofore granted under the Plan, without the consent of the Option Holders holding such Options.

SECTION 11
WITHHOLDING

11.1           Withholding Requirement.  The Company’s obligations to deliver Shares upon the exercise of an Option will be subject to the Option Holder’s satisfaction of all applicable federal, state and local income and other tax withholding requirements and applicable securities requirements.

11.2           Withholding With Shares.  At the time an Option is granted the Directors, in its sole discretion, may permit the Option Holder to pay all such amounts of tax withholding, or any part thereof, that is due upon exercise of the Option by such adjustments as the Directors determines, including adjustment to a net exercise price or adjustment to the Option Price.

SECTION 12
BROKERAGE ARRANGEMENTS

12.1           Brokerage.   The Directors, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Options, including, without limitation, arrangements for the simultaneous exercise of Options and sale of the Shares acquired upon such exercise.

SECTION 13
NON-EXCLUSIVITY OF THE PLAN

13.1           Other Plans.   The adoption of this Plan by the Directors will not be construed as creating any limitations on the power or authority of the Directors to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Directors may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, or any other persons that the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and Shares purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 14
REQUIREMENTS OF LAW

14.1           Requirements of Law.  The insurance of Shares and the payment of cash pursuant to the Plan will be subject to all applicable laws, rules and regulations.

14.2           Governing Law.  The Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the Province of British Columbia.

SECTION 15
DURATION OF THE PLAN

15.1           Termination.   The Plan will terminate at such time as may be determined by the Directors, and no Option will be granted after such termination.  If not sooner terminated under the preceding sentence, the Plan will fully cease and expire on the earlier of one year from the date that the Plan Limit has been exhausted and all Options exercised or expired.  Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.